Gateway Trust
Hansberger International Series
Natixis Funds Trust I
Natixis Funds Trust II
Natixis Funds Trust IV
Loomis Sayles Funds I
Loomis Sayles Funds II


Amended and Restated Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

Effective as of March 11, 2011

Each series of Gateway Trust, Hansberger International Series, Natixis
Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I and Loomis Sayles Funds II (each series individually a
Fund and such Trusts collectively the Trusts) may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares, Class J shares, Class Y shares, Admin
Class shares, Advisor Class shares, Institutional Class shares and Retail Class shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined below; (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class; and (d) each class may have different conversion and exchange rights, as described below. In addition, each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds prospectuses (including statements of additional information) as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of each Trust, by action of the Board of Trustees of each Trust. Hansberger International Series, in certain instances, is treated differently. In such instances, the treatment is specifically noted.



Initial Sales Charge

Class A shares are offered at a public offering price that is equal to their net asset value (NAV) plus a sales charge of up to 5.75% of the public offering price (which maximum may be less for certain Funds, as described in the Funds prospectuses as from time to time in effect). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Investment Company Act of 1940
(the 1940 Act) and as described in the Funds prospectuses as from time to time in effect.

Prior to December 1, 2000, Class C shares were offered at a public offering price equal to their NAV, without an initial sales charge. From December 1, 2000 through January 31, 2004, Class C shares were offered at a public offering price that was equal to their NAV plus a sales charge of 1.00% of the public offering price (which maximum may be less for certain Funds, as was described in the Funds then effective prospectuses as may have been in effect from time to time). The sales charges on Class C shares were subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds then effective prospectuses as may have been in effect from time to time. On and after February 1, 2004, Class C shares are offered at a public offering price equal to their NAV, without an initial sales charge.

Class J shares of the Funds are offered at a public offering price that is equal to their NAV plus a front end sales charge of up to 3.50% of the public offering price (which maximum may be less for certain Funds, as described in the Funds prospectuses as from time to time in effect). The sales charges on Class J shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds prospectuses as from time to time in effect.

Class B, Class C, Class Y, Admin Class, Advisor Class, Retail Class and Institutional Class shares are offered at their NAV, without an initial sales charge.



Contingent Deferred Sales Charge

Purchases of Class A shares of $1 million or more, purchases of Class C shares or purchases by certain retirement plans, as described in the Funds prospectuses as from time to time in effect, that are redeemed within one year from purchase are subject to a contingent deferred sales charge (a CDSC) of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less. Class A and C shares are not otherwise subject to a CDSC.

Class B shares that are redeemed within 6 years from purchase are subject to a CDSC of up to 5% (4% for shares purchased prior to May 1, 1997) of either the purchase price or the NAV of the shares redeemed, whichever is less; such percentage declines the longer the shares are held, as described in the Funds prospectuses as from time to time in effect. Class B shares purchased with reinvested dividends or capital gain distributions are not subject to a CDSC. Effective July 30, 2007, no new accounts will be opened in Class B shares. Effective October 12, 2007, no additional investments may be made into Class B shares.

The CDSC on Class A, Class B and Class C shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds prospectuses as from time to time in effect.

Class J, Class Y, Admin Class, Advisor Class, Institutional Class and Retail Class shares are not subject to any CDSC.



Service, Administration and Distribution Fees

Class A, Class B, Class C, Class J, Admin Class and Retail Class shares pay distribution and service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the 12b-1 Plans) for such classes. Class A, Class B, Class C, Class J, Admin Class and Retail Class shares also bear any costs associated with obtaining shareholder approval of any amendments to a 12b-1 Plan. There is no 12b-1 Plan for Advisor Class, Class Y or Institutional Class shares. Amounts payable under the 12b-1 Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the prospectus of each Fund as from time to time in effect.

Class A, Class B, Class C and Retail Class shares each pay, pursuant to the 12b-1 Plans, a service fee of up to 0.25% per annum of the average daily net assets attributable to such class (which percentage may be less for certain Funds, as described in the Funds prospectuses as from time to time in effect).

Class A shares do not pay a distribution fee pursuant to the 12b-1 Plans.

Class B and Class C shares pay, pursuant to the 12b-1 Plans, a distribution fee of up to 0.75% per annum of the average daily net assets attributable to such class of shares (which percentages may be less for certain Funds, as described in the Funds prospectuses as from time to time in effect).

Class J shares pay, pursuant to the 12b-1 Plans, distribution and service fees of up to 0.75% of the average net assets attributable to Class J shares (which percentage may be less for certain Funds, as described in the Funds prospectuses as from time to time in effect).

Admin Class shares pay, pursuant to the 12b-1 Plans, distribution and service fees of up to 0.25% of the average daily net assets attributable to Admin class shares (which percentages may be less for certain Funds, as described in the Funds prospectuses as from time to time in effect). In addition, Admin Class shares pay administrative fees to certain financial intermediaries for providing personal service and account maintenance for their customers who hold Admin class shares. These fees are paid on the average daily net assets attributable to Admin Class shares at the annual rate stated in the Funds prospectuses as from time to time in effect.



Conversion and Exchange Features

Class B shares automatically convert to Class A shares of the same Fund eight years after purchase, except that Class B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted. This conversion from Class
B shares to Class A shares occurs once per month for all Class B shares that reach their eighth year over the course of that particular month.

A Retail Class shareholder of a Fund who accumulates shares with a value greater than or equal to the minimum investment amount for Institutional Class shares of that same Fund may, at the shareholders option upon written notice to the Trust, convert the shareholders Retail Class shares of that Fund into Institutional Class shares of the same
Fund at NAV, provided that the shareholder would otherwise be eligible to purchase Institutional Class shares of the Fund. An Institutional Class shareholder may, upon written notice to the Trust, convert the shareholders Institutional Class shares into Retail Class shares of the same Fund at NAV if the investment option or program through which the shareholder invests no longer permits the use of Institutional Class shares in that option or program or if the shareholder is otherwise no longer eligible to participate in Institutional Class shares, provided that the shareholder would otherwise be eligible to purchase Retail Class shares of the Fund.
Class A, Class C, Class Y, Class J, Admin Class, Advisor Class shares or Institutional Class shares of Hansberger International Series do not convert to any other class of shares.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class A shares of any Fund may be exchanged, at the holders option and subject to minimum investment requirements, for Class A shares of any other Fund that offers Class A shares without the payment of a sales charge. The holding period for determining any CDSC will include the holding period of the shares exchanged. Prior to the liquidation of Natixis Cash Management Trust Money Market
Series (the Money Market Fund), Class A shares of the Money Market
Fund on which no sales charge was previously paid or for which no holding period had commenced for purposes of determining the applicable CDSC could have been exchanged for Class A shares of any other Funds on the basis of relative net asset value plus the sales charge applicable to initial purchases of Class A shares of the other Fund into which the shareholder was exchanging, and in such instances the holding period for purposes of determining the CDSC would have commenced at the time of the exchange.

Class A shares of a Fund acquired in connection with certain deferred compensation plans offered by New England Life Insurance Company (NELICO) and its affiliates to any of their directors, senior officers, agents or general agents may be exchanged, at the holders option and with the consent of NELICO, for Class Y shares of the same Fund or for Class Y shares of any other Fund that offers Class Y shares.

Class A shares of a Fund acquired by investors in wrap programs approved by the Funds distributor, or who are moving to a wrap program, or clients of registered investment advisers (RIAs) may be exchanged for Class Y shares of the same Fund. Any outstanding CDSC exposure associated with the Class A shares will be assessed at the time of the exchange. Effective May 1, 2011, Class A shares of a Fund acquired by Fund Trustees, former Fund Trustees, employees of affiliates of the Natixis Funds, individuals who are affiliated with any Natixis Fund (including spouses, parents, siblings, grandparents, grandchildren and in-laws of those mentioned) and Natixis and Natixis affiliate employee benefit plans (together Natixis Eligible Investors) may be exchanged for Class Y shares of the same Fund without payment of a CDSC.

Class C shares of a Fund acquired by investors in wrap programs approved by the Funds distributor, or who are moving to a wrap program, or clients of RIAs may be exchanged for Class Y shares of the same Fund. Any outstanding CDSC exposure associated with the Class
C shares will be assessed at the time of the exchange.

Class C shares of a Fund acquired by investors in wrap programs approved by the Funds distributor, or who are moving to a wrap program, or clients of RIAs may be exchanged for Class A shares of the same Fund at NAV. Any outstanding CDSC exposure associated with the Class C shares will be assessed at the time of the exchange.

A Class Y shareholder who holds Class Y shares through a wrap program or fee-based program may, upon written notice to the Trust, convert the shareholders Class Y shares into Class A shares of the same Fund at NAV if the investment option or program through which the shareholder invests no longer permits the use of Class Y shares in that option or program or if the shareholder is otherwise no longer eligible to participate in Class Y shares, provided that the shareholder would otherwise be eligible to purchase Class A shares of the same Fund. Any Class Y to Class A share exchange will initially be exempt from the Class A sales charge (as described in the Funds prospectuses as from time to time in effect); however, any subsequent shareholder contributions within Class A shares will be subject to the Class A sales charge.

Shareholders who held shares of the predecessor of the Gateway Fund at the time of its reorganization into the Gateway Fund may exchange their Class A shares for Class Y shares of the Gateway Fund if the shareholders account value is $100,000 or more or if the shareholder meets the eligibility requirements of Class Y as described in the Funds prospectus as from time to time in effect.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class B shares of any Fund may be exchanged, at the holder option and subject to minimum investment requirements, for Class B shares of any other Fund that offers Class B shares, without the payment of a CDSC. The holding period for determining the CDSC and the conversion to Class A shares will include the holding period of the shares exchanged. Prior to the liquidation of the Money Market Fund, Class B shares of the Money Market Fund could have been exchanged for Class B shares of any other Fund on the basis of relative net asset value, subject to the CDSC schedule of the Fund acquired. For purposes of computing the CDSC payable upon redemption of shares acquired by such exchange, and the conversion of such shares to Class A shares, the holding period of any other Funds shares that were exchanged for Class B shares of the Money Market Fund is included, but the holding period of the Class B shares of the Money Market Fund is not included.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class C shares of any Fund may be exchanged, at the holders option and subject to minimum investment requirements, for Class C shares of any other Fund that offers Class C shares, without payment of a CDSC. The holding period for determining the CDSC will include the holding period of the shares exchanged. Prior to the liquidation of the Money Market Fund, Class C shares could also have been exchanged for Class C shares of the Money Market Fund without the payment of a CDSC in which case the holding period for purposes of determining the expiration of the CDSC on such shares, if any, would have stopped and would have resumed only when an exchange was made back into Class C shares of a Fund.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class J shares of any Fund may be exchanged, at the holders option and subject to minimum investment requirements, for Class J shares of any other Fund that offers Class J shares without the payment of a sales charge.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class Y shares of any Fund may be exchanged, at the holders option and subject to minimum investment requirements, (i) for Class Y shares of any other Fund that offers Class Y shares, or (ii) for Institutional Class shares of any other Fund that offers Institutional Class shares (except Funds that are part of the Hansberger International Series).

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Admin Class shares of any Fund may be exchanged, at the holders option and subject to minimum investment requirements, for Admin Class shares of any other Fund that offers Admin Class shares without the payment of a sales charge.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Advisor Class shares of any fund within the Hansberger International Series may be exchanged, at the holder option and subject to minimum investment requirements, for Advisor Class shares of any other fund within the Hansberger International Series that offers Advisor Class shares.

Effective May 1, 2011, Advisor Class shares of any fund within the Hansberger International Series acquired by Natixis Eligible Investors may be exchanged for Institutional Class shares of the same Fund.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Institutional Class shares of any Fund (except Funds that are part of the Hansberger International Series) may be exchanged, at the holders option and subject to minimum investment requirements, (i) for Institutional Class shares of any other Fund that offers Institutional Class shares (except Funds that are part of the Hansberger International Series), or (ii) for Class Y shares of any other
Fund that offers Class Y shares.   Institutional Class shares of any fund
within the Hansberger International Series may be exchanged, at the holders option and subject to minimum investment requirements, for Institutional Class shares of any other fund within the Hansberger International Series that offers Institutional Class shares.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Retail Class shares of any Fund may be exchanged, at the holders option and subject to minimum investment requirements, for Retail Class shares of any other Fund that offers Retail Class shares without the payment of a sales charge.

All exchanges are subject to the eligibility requirements or other restrictions of the class and Fund including minimum investment requirements to which the shareholder is exchanging. The Funds reserve the right to terminate or limit the exchange privilege of any shareholder deemed to be engaging in market timing activity as defined in the Funds prospectuses as from time to time in effect. The Funds may terminate or change the exchange privilege at any time upon 60 days notice to shareholders.

Allocation of Income and Expenses

Each Class of shares pays the expenses associated with its different distribution and shareholder servicing arrangements (Account
Expenses). Each class of shares may, at the Trustees discretion, also pay a different share of other expenses (together with 12b-1 fees and Account Expenses, Class Expenses), not including advisory fees or other expenses related to the management of the Trusts assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

*	Expenses incurred by a Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (Trust
Level Expenses); and

*	Expenses incurred by a Fund not attributable to any particular class of the Funds shares (for example, advisory fees, custodial fees or other expenses relating to the management of the Funds assets) (Fund Expenses).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net assets in relation to the net assets of the relevant Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. However, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes in proportion to the net assets of each such class. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the Code).

Each Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the independent Trustees determine that the method is fair to the shareholders of each class and consistent with the requirements of Rule 18f-3.